                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     May 29, 1998
                                                -----------------------


                        STEVEN MYERS & ASSOCIATES, INC.
                        -------------------------------
              (Exact name of registrant a specified in its Charter)


       California                        0-23585                33-0080929
----------------------------           -----------            -------------
(State or other jurisdiction           (Commission            (IRS Employer
   of incorporation)                   File Number)         Identification No.)


4695 MacArthur Court, Eighth Floor, Newport Beach,California         92660
------------------------------------------------------------         -----
(Address of principal executive offices)                           (Zip Code)



Registrant's telephone number, including area code (714) 975-1550
                                                  ----------------------



                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.        ACQUISITION OR DISPOSITION OF ASSETS

        Steven Myers & Associates, Inc. ("SM&A") acquired Space Applications Corporation ("SAC"), a California corporation, in a reverse-triangular merger (the "Acquisition") pursuant to an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), dated May 18, 1998, by and among SM&A, SAC, SAC Acquisition, Inc. ("Sub"), a California corporation, a wholly-owned subsidiary of SM&A, and Roger H. Skinner, an individual. Pursuant to the Merger Agreement, Sub was merged with and into SAC, with SAC surviving as a wholly-owned subsidiary of SM&A. In connection with the Acquisition, the shareholders of SAC received an aggregate of 819,743 shares of SM&A Common stock on a pro rata basis as set forth in the Merger Agreement. The Acquisition closed on May 29, 1998. In determining the aggregate purchase price for SAC, SM&A took into account the value of companies of similar industry and size to SAC, comparable transactions, and the market for such companies generally.


ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

        A. Financial Statements of Business Acquired. The audited financial statements of Space Applications Corporation filed with this report are listed in the Index to Financial Statements on page F-1 of this report.


        B. Pro Forma Financial Information. The pro forma financial statements for the combined companies filed with this report are listed in the Index to Financial Statements on page F-1 of this report.

        C.      Exhibits.

         2* Agreement and Plan of Reorganization and Merger, dated May 18, 1998, by and among Steven Myers & Associates, Inc., Space Application Corporation, and Roger H. Skinner, and certain exhibits.

        99.1*   Text of Press Release dated May 18, 1998.

        * Incorporated herein by reference to the Registrant's Current Report on Form 8-K dated May 29, 1998 and filed May 29, 1998.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cause this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 3, 1998                         STEVEN MYERS & ASSOCIATES, INC.


                                              By:  /s/ RONALD A. HUNN
                                                 ----------------------------
                                              Ronald A. Hunn,
                                              Chief Financial Officer

                          INDEX TO FINANCIAL STATEMENTS
                         TO CURRENT REPORT ON FORM 8-K/A


                                                                                                              Page
                                                                                                               No.
                                                                                                               ---
(a)     Financial Statements of Business Acquired.


        Report of Independent Auditors                                                                         F-3

        Consolidated Balance Sheets as of June 27, 1997 and June 28, 1996                                      F-4-F-5

        Consolidated Statements of Operations for the Years Ended June 27, 1997
                  and June 28, 1996                                                                            F-6

        Consolidated Statements of Shareholders' Equity for the Years Ended June 27, 1997
                  and June 28, 1996                                                                            F-7

        Consolidated Statements of Cash Flows for the the Years Ended
                  June 27, 1997 and June 28, 1996                                                              F-8

        Notes to Consolidated Financial Statements as of June 27, 1997 and
                  June 28, 1996                                                                                F-9-F-18

        Report of Independent Auditors                                                                         F-19

        Consolidated Balance Sheets as of June 28, 1996 and June 30, 1995                                      F-20-F-21

        Consolidated Statements of Operations for the Years Ended June 28, 1996
                  and June 30, 1995                                                                            F-22

        Consolidated Statements of Shareholders' Equity for the Years Ended June 28, 1996
        and June 30, 1995                                                                                      F-23

        Consolidated Statements of Cash Flows for the the Years Ended
                  June 28, 1996 and June 30, 1995                                                              F-24

        Notes to Consolidated Financial Statements as of June 28, 1996 and June 30, 1995                       F-25-F-32

        Unaudited Consolidated Balance Sheet as of March 31, 1998                                              F-33

        Unaudited Consolidated Statements of Operations for the Nine Months
                  Ended March 31, 1998 and 1997                                                                F-34

        Unaudited Consolidated Statements of Cash Flows for the Nine Months
                  Ended March 31, 1998 and 1997                                                                F-35

        Unaudited Consolidated Statement of Shareholders' Equity for the Nine Months
                  Ended March 31, 1998 and 1997                                                                F-36

        Notes to Unaudited Consolidated Financial Statements                                                   F-37

                                                                                                              Page
                                                                                                               No.
                                                                                                               ---
(b)     Pro Forma Financial Information.

        Unaudited Pro Forma Combined Balance Sheet of Steven Myers & Associates, Inc.
                  and Subsidiaries as of March 31, 1998                                                        F-39

        Unaudited Pro Forma Combined Statements of Operations of Steven Myers &
                  Associates, Inc. and Subsidiaries for the Three Months Ended March 31, 1998                  F-40

        Unaudited Pro Forma Combined Statements of Operations of Steven Myers &
                  Associates, Inc. and Subsidiaries for the Year Ended December 31, 1997                       F-41

        Notes to Unaudited Pro Forma Combined Financial Data as of March 31, 1998 and
                  December 31, 1997                                                                            F-42-F-44

(c)     Exhibits:


        None

                         Report of Independent Auditors


Board of Directors
Space Applications Corporation

We have audited the accompanying consolidated balance sheets of Space Applications Corporation and Subsidiary as of June 27, 1997 and June 28, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Space Applications Corporation and Subsidiary at June 27, 1997 and June 28, 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





                                             /S/ Ernst & Young LLP

October 3, 1997

                  Space Applications Corporation and Subsidiary
                           Consolidated Balance Sheets


                                                         JUNE 27        JUNE 28
                                                          1997            1996
                                                       -----------     -----------
ASSETS
Current assets:
    Cash and cash equivalents                          $   354,879     $ 1,208,426
    Receivables:
      Trade                                              3,330,940       3,744,479
       Other                                                30,206          59,409
                                                       -----------     -----------
                                                         3,361,146       3,803,888

    Costs and estimated earnings in excess of
     billings on contracts in progress
                                                         2,839,541       2,274,950
    Refundable income taxes                                179,121         160,168
    Prepaid expenses                                       441,616         452,406
 Deferred income taxes                                      61,000         287,000
                                                       -----------     -----------
Total current assets                                     7,237,303       8,186,838

Property and equipment:
    Equipment                                            2,443,568       4,049,249
    Leasehold improvements                               1,212,042       1,158,902
    Furniture and fixtures                                 376,542         406,390
    Transportation equipment                                20,527          20,527
                                                       -----------     -----------
                                                         4,052,679       5,635,068
    Less accumulated depreciation and amortization       2,900,941       4,445,234
                                                       -----------     -----------
                                                         1,151,738       1,189,834


Contract rights                                          1,657,182              --
Note receivable from related party                         235,155         210,788
Note receivable                                            167,237              --
Investments and advances - Savant Corporation              142,182         676,867
Deposits                                                   258,105         104,500
Deferred income taxes                                      158,000         157,000
Other assets                                               328,933          27,270
                                                       -----------     -----------
Total assets                                           $11,335,835     $10,553,097
                                                       ===========     ===========

                  Space Applications Corporation and Subsidiary
                           Consolidated Balance Sheets


                                                                 JUNE 27        JUNE 28
                                                                  1997            1996
                                                               -----------     -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
    Line of credit                                             $ 1,100,000              $-
    Term note payable - current                                    333,334              --
    Accounts payable                                             1,299,149       1,260,280
    Accrued compensation and benefits                            1,496,907       1,943,521
    Notes payable - Savant Corporation                                  --         441,276
    Deferred acquisition payments                                  185,627              --
    Deferred rent - current                                        597,670         607,936
    Income taxes payable                                                --          88,941
                                                               -----------     -----------
        Total current liabilities                                5,012,687       4,341,954

    Term note payable - long-term                                  666,666              --
    Deferred rent                                                       --         597,670
    Deferred acquisition payments                                  287,500              --
    Deferred supplemental retirement                               208,494              --
                                                               -----------     -----------
                                                                 6,175,347       4,939,624

    Shareholders' equity:
    Common stock, $1 per share par value:
       Authorized shares - 1,000,000
           Issued and outstanding shares - 342,549 in 1997
           and 350,881 in 1996
                                                                   342,549         350,881
    Additional paid-in capital                                     534,123         353,083
    Retained earnings                                            4,283,816       4,909,509
                                                               -----------     -----------
                                                                 5,160,488       5,613,473


                                                               -----------     -----------
Total liabilities and shareholders' equity                     $11,335,835     $10,553,097
                                                               ===========     ===========

See accompanying notes.

                  Space Applications Corporation and Subsidiary
                      Consolidated Statements of Operations



                                                                 YEAR ENDED
                                                         JUNE 27            JUNE 28
                                                           1997              1996
                                                       ------------      ------------
Contract revenue                                       $ 25,582,679      $ 28,635,607

    Costs and expenses:
    Costs of revenue:
       Direct costs                                      14,248,081        15,622,059
       Overhead                                           8,357,574         8,666,240
                                                       ------------      ------------
                                                         22,605,655        24,288,299

    General and administrative                            1,830,459         2,005,204
    Bid and proposal, and research and development          697,245           614,929
    Equity in losses of Savant Corporation                  638,834            61,166
    Interest expense and other (income) loss, net            42,421           (20,323)
                                                       ------------      ------------
                                                         25,814,614        26,949,275

Income (loss) before income taxes                          (231,935)        1,686,332
    Income tax expense                                      156,814           615,780
                                                       ------------      ------------

Net income (loss)                                      $   (388,749)     $  1,070,552
                                                       ============      ============

Net income (loss) per common share:
               Basic                                   $      (1.11)     $       3.08
                                                       ------------      ------------
               Diluted                                 $      (1.11)     $       2.56
                                                       ------------      ------------


Weighted average common shares used in computing
    per share amounts:
               Basic                                        349,613           347,831
                                                       ------------      ------------
               Diluted                                      349,613           417,481
                                                       ------------      ------------


See accompanying notes.

                  Space Applications Corporation and Subsidiary
                 Consolidated Statements of Shareholders' Equity



                                                                     ADDITIONAL
                                                     COMMON           PAID-IN         RETAINED
                                                      STOCK           CAPITAL         EARNINGS           TOTAL
                                                   -----------      -----------      -----------      -----------
Balance at June 30, 1995                           $   344,781      $   204,662      $ 3,923,137      $ 4,472,580
    Net income for 1996                                     --               --        1,070,552        1,070,552
    Shares issued                                        5,000           59,850               --           64,850
    Shares issued under stock option plans               9,100           98,151               --          107,251
    Tax benefit from exercise of stock options              --            2,000               --            2,000
    Purchase and retirement of common stock             (8,000)         (11,580)         (84,180)        (103,760)
                                                   -----------      -----------      -----------      -----------
Balance at June 28, 1996                               350,881          353,083        4,909,509        5,613,473
    Net loss for 1997                                       --               --         (388,749)        (388,749)
    Shares issued                                       13,608          212,332               --          225,940
    Shares issued under stock option plans               4,500           64,755               --           69,255
    Tax benefit from exercise of stock options              --            2,500               --            2,500
    Purchase and retirement of common stock            (26,440)         (98,547)        (236,944)        (361,931)
                                                   -----------      -----------      -----------      -----------
Balance at June 27, 1997                           $   342,549      $   534,123      $ 4,283,816      $ 5,160,488
                                                   ===========      ===========      ===========      ===========


See accompanying notes.

                  Space Applications Corporation and Subsidiary
                      Consolidated Statements of Cash Flows




                                                                      YEAR ENDED
                                                                JUNE 27          JUNE 28
                                                                 1997             1996
                                                              -----------      -----------
OPERATING ACTIVITIES
Net income (loss)                                             $  (388,749)     $ 1,070,552
Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating activities:
      Depreciation and amortization                               392,641          356,499
      Deferred income taxes                                       225,000          360,000
      Deferred rent                                              (389,936)        (759,401)
      Loss on disposal of equipment                                64,457           36,874
      Minority interest in losses of subsidiary                        --           16,000
      Equity in losses of Savant Corporation                      638,834           61,166
      Changes in operating assets and liabilities:
        Receivables                                               442,742         (883,559)
        Costs and estimated earnings in excess of
        billings on contracts in progress                        (764,591)        (222,715)
        Prepaid expenses and other assets                        (433,461)          80,443
        Accounts payable                                           38,869          668,663
        Other liabilities                                        (257,378)         481,044
                                                              -----------      -----------
Net cash (used in) provided by operating activities              (431,572)       1,265,566

INVESTING ACTIVITIES
Purchase of property and equipment                               (419,002)        (731,528)
Proceeds from sale of property and equipment                           --           20,000
Payments for assets acquired -  Applied Research               (1,306,722)              --
Cash paid to fund annuity                                         (28,500)              --
Investment and advances - Savant Corporation                      (89,359)        (298,033)
                                                              -----------      -----------
Net cash used in investing activities                          (1,843,583)      (1,009,561)

FINANCING ACTIVITIES
 Borrowings on line of credit                                   5,550,000               --
Repayments of line of credit                                   (4,450,000)              --
Proceeds from issuance of term note                             1,000,000               --
Principal payments on notes payable                              (440,000)         (10,919)
Sale of minority interest in subsidiary                                --          (16,000)
Purchase and retirement of common stock                          (286,292)        (103,760)
Proceeds from sale of common stock                                 47,900          174,101
                                                              -----------      -----------
Net cash provided by financing activities                       1,421,608           43,422
                                                              -----------      -----------

Increase (decrease) in cash and cash equivalents                 (853,547)         299,427
Cash and cash equivalents at beginning of year                  1,208,426          908,999
                                                              -----------      -----------
Cash and cash equivalents at end of year                      $   354,879      $ 1,208,426
                                                              ===========      ===========





See accompanying notes

                  Space Applications Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                                  June 27, 1997


1. SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed by Space Applications Corporation and Subsidiary (the Company), as summarized below, are in conformity with generally accepted accounting principles.

PRINCIPLES OF CONSOLIDATION AND USE OF ESTIMATES

The consolidated financial statements include the accounts of Space Applications Corporation and its subsidiary, Staminet, Inc., which operate in principally one business segment in the information technology industry. Space Applications Corporation develops computer software and provides high technology services primarily on a contractual basis for the United States Government and the aerospace industry. Staminet, Inc. is a computer systems integrator and Internet provider, specializing in local and wide area network design, implementation and services for commercial and government customers. During the year ended June 28, 1996, a minority equity interest representing approximately 11% of the outstanding stock of Staminet, Inc. was purchased by employees of Staminet, Inc. The proceeds from the sale of the minority interest of $16,000 were fully offset by the allocable share of the losses of Staminet, Inc. in the year ended June 28, 1996.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, in particular estimates of anticipated contract costs and revenues utilized in the earnings recognition process, that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

ACCOUNTING PERIOD

The Company operates its accounting cycle on a 52-53 week year. The last Friday in the month of June is the Company's fiscal year end.

CASH EQUIVALENTS

Cash equivalents consist of investments that are readily convertible into cash and generally have maturities of 90 days or less when purchased.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the assets which range from five to seven years. Amortization of leasehold improvements is computed using the straight-line method over the term of the leases.

DEFERRED RENT

Deferred rent expense arises from the recognition of rent expense on the straight-line method over the term of the lease. At June 27, 1997 and June 28, 1996, deferred rent also includes a loss accrual balance of approximately $278,000 and $800,000, respectively, representing the anticipated shortfall of sublease income as compared to future leasing costs of a vacant facility. In 1997, the loss accrual balance was reduced by approximately $203,000 due to the execution of a sublease on part of the vacant facility.

INCOME RECOGNITION AND CONTRACTS IN PROGRESS

The Company generally recognizes income on contracts using the percentage of completion method. Accrued income is based on the percentage of estimated total income that costs incurred to date bear to estimated total costs after giving effect to the most recent estimates of cost and estimated contract price at completion. Some contracts contain incentive provisions based upon performance in relation to established targets to which applicable recognition has been given in the contract revenue estimates. Since many contracts extend over a long period of time, revisions in cost and price estimates during the progress of work have the effect of adjusting earnings in the current period applicable to performance in prior periods. When the contract estimate indicates a loss, provision is made for the total anticipated loss. In accordance with these practices, contracts in progress are stated at cost plus estimated profit, but not in excess of realizable value.

Revenues on certain contracts obtained on a time and material basis are accounted for as work is performed. Generally, the Company is required to meet certain contractual milestones prior to having the right to bill the customer. Certain customers require retention of a portion of the contract price or fee until final settlement of overhead rates and close-out of the contract. Such retainages are normally collected within one year.

EARNINGS PER SHARE

The Company's earnings per share calculations are based upon the weighted average of shares of common stock outstanding. The dilutive effect of stock options are excluded for purposed of calculating basic earnings per share as such shares are deemed to be held by the Company. In addition, in periods where the basic earnings per share is less than $0.00, the Company does not include any effects of the options to acquire Common stock as the inclusion of such securities would be anti-dilutive.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)


2.  INVESTMENT IN SAVANT CORPORATION

In June 1996, the Company acquired for cash and notes payable, totaling $700,000, a 45% interest in the outstanding common stock of Savant Corporation (Savant), a software development company. This investment is accounted for under the equity method. During fiscal 1997, Savant issued shares of preferred stock which diluted the Company's ownership percentage to 36.82%. As of June 27, 1997, the Company had recognized equity in losses of Savant of $700,000, an amount equal to the equity investment. Notes payable to Savant of $440,000 were payable monthly through September 1996, and were fully paid in the year ended June 27, 1997.

The initial investment agreement included an administrative services agreement with Savant, whereby the Company provided Savant with certain administrative and management services. The payment of up to $150,000 of these costs could be deferred by Savant. Any deferred amounts earned interest at an annual rate of 20% from the date of invoice until paid in full. Charges to Savant under the administrative services agreement were based on the Company's cost. The administrative services agreement was terminated effective January 31, 1997. Savant issued a promissory note of $142,182 to the Company, dated June 30, 1997, for the deferred amounts and accrued interest through June 30, 1997. The note principal and interest at 20% per annum are due and payable on January 31, 2000.

At June 27, 1997 the Company was the guarantor of approximately $41,500 of payments due under Savant's capital leases payable monthly through June 1999.

3. BANK CREDIT FACILITY

The Company has a loan agreement with a bank that includes a $3,500,000 line of credit and a $1,000,000 term note. The $3,500,000 line of credit expires on November 30, 1997. Available borrowings under the line of credit are subject to a borrowing base determined as a percentage of eligible accounts receivable. The line of credit has an interest rate, at the Company's option, of LIBOR plus 1.75% per annum or prime which was 7.47% at June 27, 1997. At June 27, 1997, $1,100,000 was outstanding under the line of credit.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)


3. BANK CREDIT FACILITY (CONTINUED)

In June 1997, the Company borrowed $1,000,000 under a term loan to finance the purchase of the majority of the assets of Applied Research of Maryland, Inc. See
Note 10. Principal payments for the term loan of $27,778 are payable monthly through June 2000, along with monthly payments of interest at the Prime Rate plus .5 percent which was 9% at June 27, 1997.

The Company is required to meet various financial ratios and covenants under the loan agreement, the most restrictive of which requires the Company to maintain a minimum tangible net worth. As of June 27, 1997 the Company failed to meet certain covenants of the loan agreement. However, the Company has obtained waivers for the respective covenant requirements from the lender.

Interest paid for fiscal 1997 and 1996 was approximately $81,000 and $13,000, respectively.

4. LEASES

The Company leases office facilities and certain equipment under non-cancelable operating leases. As of June 27, 1997, future minimum lease payments under non-cancelable operating leases with initial terms of one year or more are as follows:


                                                    OPERATING
                         FISCAL YEAR ENDING           LEASES
                  -----------------------------    ----------
                  1998                             $1,734,984
                  1999                                318,703
                  2000                                227,438
                  2001                                193,671
                  2002                                 17,604
                                                   ----------
                  Total minimum lease payments     $2,492,400
                                                   ==========


Rental expense for fiscal 1997 and 1996 was approximately $1,160,000 and $1,843,000, respectively. Future minimum sublease income from a non-cancelable operating sublease, which extends to June 1998, is approximately $74,000. Future payment of $597,670 under non-cancelable operating leases are included on the balance sheet as deferred rent at June 27, 1997.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)


5. SHAREHOLDERS' EQUITY

In February 1997 the Company issued 11,608 shares of common stock with a valuation of $200,000 to the Space Applications Corporation 401(k) and Profit Sharing Plan as part of the fiscal 1996 profit sharing contribution. On March 2, 1997, the Company acquired 1,500 shares of stock from a former employee in exchange for a promissory note of $25,845 to be repaid in three equal annual principal payments plus simple interest.

During fiscal 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 allows companies to continue to measure compensation cost for stock-based employee compensation plans using the intrinsic value method of accounting as prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has elected to continue its APB Opinion No. 25 accounting treatment for stock-based compensation, and has adopted the provisions of SFAS No. 123 requiring disclosure of the pro forma effect on net income (loss) as if compensation expense had been recognized based upon the estimated fair value at the date of grant for options awarded. The effect of applying SFAS No. 123 on the net loss as reported is not representative of the effects on reported net income (loss) for future years due to the vesting period of the stock options and the fair value of additional sock options in future years. Had compensation expense been determined in accordance with the methodology of SFAS No. 123, the Company's net (loss) income in 1997 and 1996 would have been approximately ($423,000) and $1,036,000, respectively. The fair value of options granted during 1997 and 1996 are estimated as $3.45 and $3.34 per share, respectively, on the date of grant using the minimum value option pricing model with the following assumptions: dividend 0%, risk free interest rate of 6.00% for 1997 and 1996, and an expected life of five years.

The Company has a qualified incentive stock option plan (ISOP) and a non-qualified stock option plan (NQSOP). The ISOP provides that options be granted to certain officers and key employees at prices equal to estimated fair value at the date of grant. There were no ISOP options granted during fiscal 1997. The NQSOP options granted in fiscal 1997 were granted at a price determined by an independent valuation conducted as of June 28, 1996. The NQSOP options in fiscal 1996 were granted at a price equal to the book value per share at June 30, 1995. Options granted are for ten years and become exercisable at varying times. The Company has reserved 200,000 shares under the ISOP and NQSOP plans.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)

5. SHAREHOLDERS' EQUITY (CONTINUED)

Share information with respect to the options is as follows:


                                                        ISOP             NQSOP
                                                       ------           -------
Outstanding at June 30, 1995:                           8,500            41,625
    Granted                                                --           142,000
    Exercised                                          (2,000)           (7,100)
    Canceled                                           (2,000)          (41,725)
                                                       ------           -------

Outstanding at June 28, 1996:                           4,500           134,800
    Granted                                                --            10,000
    Exercised                                          (3,000)           (1,500)
    Canceled                                           (1,500)           (7,000)
                                                       ------           -------
Outstanding at June 27, 1997                               --           136,300
                                                       ======           =======


Weighted average exercise prices of the options are as follows:


                                                            ISOP            NQSOP
                                                          ---------       ---------
Outstanding at June 30, 1995:                             $   13.29       $   10.05
    Granted                                                      --           12.97
    Exercised                                                 10.15           12.25
    Canceled                                                  12.39           11.49
                                                          ---------       ---------


Outstanding at June 28, 1996:                                 15.09           12.57
    Granted                                                      --           17.23
    Exercised                                                 16.60           12.97
    Canceled                                                  12.08           11.05
                                                          ---------       ---------

Outstanding at June 27, 1997                              $      --       $   12.98
                                                          =========       =========

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)

5. SHAREHOLDERS' EQUITY (CONTINUED)

The following table summarizes information about stock options outstanding at June 27, 1997:

                                        NQSOP OPTIONS OUTSTANDING

                     OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                     -------------------                            -------------------
                           WEIGHTED
                           AVERAGE        WEIGHTED                         WEIGHTED
                          REMAINING        AVERAGE                         AVERAGE
       NUMBER             CONTRACTUAL     EXERCISE        NUMBER           EXERCISE
     OUTSTANDING       LIFE (IN YEARS)      PRICE       EXERCISABLE          PRICE
     -----------       ---------------      -----       -----------          -----
         5,800                3          $    8.31         5,800          $    8.31
         8,000                5              11.23         8,000              11.23
       112,500                8              12.97        43,300              12.97
        10,000               10              17.23            --                 --
     ---------          -------          ---------     ---------          ---------
       136,300                8          $   12.98        57,100          $   12.25
     =========          =======          =========     =========          =========


In September 1997, in connection with the resignation of an officer of the Company, the Company paid approximately $420,000 to repurchase 7,000 shares of common stock, to cancel options on 80,000 shares of common stock and to provide a severance benefit.

The following table sets forth the computation of basic and dilutive earnings per share:

                                                                 Year Ended
                                                       June 27              June 28
                                                        1997                 1996
                                                      ---------           ---------
Numerator:
       Net (loss) income (no reconciling
       items for basic or diluted earnings
       per share calculations)                        $(388,749)          $(388,749)
                                                      =========           =========


Denominator:
       Denominator for weighted average
       basic earnings per share                         349,613             347,831
Effect of dilutive securities:
       Employee stock options                                --              69,650
                                                      ---------           ---------

Denominator for diluted earnings per share
adjusted weighted average shares and assumed
conversions                                             349,613             417,481
                                                      ---------           ---------

Basic earnings per share                               $  (1.11)          $    3.08
                                                      ---------           ---------
Diluted earnings per share                             $  (1.11)          $    2.56
                                                      ---------           ---------

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)


6.  401(k) AND PROFIT SHARING PLAN

The Company has a discretionary profit sharing plan under which it contributes up to a maximum of 15% of the salaries paid to eligible employees of the Company. In addition, the plan also has a 401(k) feature under which all employees of the Company other than casual status employees may contribute up to 15% of their salary with the Company matching 50% of employee contributions (up to a maximum of 3% of each eligible employee's salary). Total expense under the plan for fiscal 1997 and 1996 was approximately $315,000 and $667,000, respectively.

7. INCOME TAXES

Deferred income taxes reflect the net deferred tax asset arising from tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. A valuation allowance of approximately $273,000 was established for the equity in losses of Savant Corporation. No valuation allowance was deemed necessary for other deferred tax assets as a result of management's evaluation of the likelihood that all of the deferred tax assets will be realized.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                          JUNE 27             JUNE 28
                                                           1997                 1996
                                                         ---------           ---------
Deferred tax assets:
      Accrued expenses not currently deductible
           for tax purposes                              $ 353,411           $ 424,354
      Project reserves                                     120,013             207,053
      Equity in losses of Savant Corporation               273,000                  --
      Depreciation                                          24,168              11,980
                                                         ---------           ---------
Total deferred tax assets                                  770,592             643,387

      Valuation allowance                                 (273,000)                 --
                                                         ---------           ---------
                                                           497,592             643,387
                                                         ---------           ---------
Deferred tax liabilities:
      Unbilled receivables                                 157,613                  --
      Prepaid expenses                                      20,477              44,387
      Other                                                100,502             155,000
                                                         ---------           ---------
Total deferred tax liabilities                             278,592             199,387
                                                         ---------           ---------
Net deferred tax assets                                  $ 219,000           $ 444,000
                                                         =========           =========

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)

7. INCOME TAXES (CONTINUED)

Significant components of the provision (benefit) for income taxes are as follows:

                                               YEAR ENDED
                                      JUNE 27             JUNE 28
                                       1997                 1996
                                     ---------           ---------
             Current:
                 Federal             $ (42,713)          $ 212,128
                 State                 (25,473)             43,652
                                     ---------           ---------
             Total current             (68,186)            255,780

             Deferred:
                 Federal               182,000             286,000
                 State                  43,000              74,000
                                     ---------           ---------
             Total deferred            225,000             360,000
                                     ---------           ---------
                                     $ 156,814           $ 615,780
                                     =========           =========

    The Company made income tax payments of approximately $327,000 and $254,000 during fiscal 1997 and 1996, respectively.
Income tax expense for each of the two years ending June 27, 1997 and June 28, 1996 varies from the amount which would have been computed using statutory rates as follows:


                                                  June 27, 1997       June 28, 1996
                                                  -------------       -------------
Tax computed at the Federal statutory rate          $ (79,000)          $ 573,000

State income taxes, net of Federal income
       tax benefit or charge                          (12,000)             84,000
Valuation allowance on equity in losses in
       Savant Corporation                             273,000                  --

Permanent differences and other                       (25,186)            (41,220)
                                                    ---------           ---------

Income tax (benefit)/expense                        $ 156,814           $ 615,780
                                                    =========           =========


8. RESEARCH AND DEVELOPMENT

The Company incurred research and development costs of approximately $103,000 and $57,000 for fiscal 1997 and 1996, respectively.

9. RELATED PARTY TRANSACTIONS

The Company has a note receivable dated January 15, 1996 from an officer of the Company in the amount of $200,000 with accrued interest of approximately $35,000 and $11,000 at June 27, 1997 and June 28, 1996, respectively. The note bears interest at the prime rate with principal and accrued interest payable on or before January 15, 2001.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)


10. APPLIED RESEARCH ACQUISITION

On June 19, 1997, the Company purchased certain assets of Applied Research of Maryland, Inc. ("ARM"), including the rights to contracts, unbilled accounts receivable relating to contracts, and property and equipment for $1,750,000. The majority of ARM employees were hired by the Company effective June 16, 1997 and are included in the results from operations as of that date. The purchase price consisted of $1,172,400 of cash at closing and $577,600 of assumed liabilities and deferred payments payable through three years after the closing date. The Company also incurred $134,322 of legal fees and other due diligence expenses related to the purchase. The Company financed $1,000,000 of the cash due at closing through a 36 month bank term note.

The transaction was accounted for using the purchase method of accounting. The purchase price, including transaction expenses, of $1,884,322 was allocated to purchased assets as follows:


                Unbilled accounts receivable          $  200,000
                Property and equipment                    27,141
                Contracts rights                       1,657,181
                                                      ----------
                                                      $1,884,322
                                                      ==========


Contract rights will be amortized to expense over five years based on the profits expected to be realized from the contracts.

                         Report of Independent Auditors


Board of Directors
Space Applications Corporation

We have audited the accompanying consolidated balance sheets of Space Applications Corporation and Subsidiary as of June 28, 1996 and June 30, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Space Applications Corporation and Subsidiary at June 28, 1996 and June 30, 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





                                                  /S/ Ernst & Young LLP

September 20, 1996

                  Space Applications Corporation and Subsidiary
                           Consolidated Balance Sheets



                                                                  JUNE 28              JUNE 30
                                                                   1996                 1995
                                                                -----------          -----------
ASSETS
Current assets:
    Cash and cash equivalents                                   $ 1,208,426          $   908,999
    Receivables:
       Trade                                                      5,445,022            4,587,893
       Other                                                         59,408               32,978
                                                                -----------          -----------
                                                                  5,504,430            4,620,871

    Costs and estimated earnings in excess of billings
       on contracts in progress
                                                                    574,408              351,693
    Deferred income taxes                                           287,000              348,000
    Prepaid expenses                                                452,406              312,361
    Refundable income taxes                                         160,168              423,870
                                                                -----------          -----------
Total current assets                                              8,186,838            6,965,794

Property and equipment:
    Equipment                                                     4,049,249            3,421,717
    Leasehold improvements                                        1,158,902            1,091,484
    Furniture and fixtures                                          406,390              390,338
    Transportation equipment                                         20,527               93,545
                                                                -----------          -----------
                                                                  5,635,068            4,997,084
    Less accumulated depreciation and amortization                4,445,234            4,139,975
                                                                -----------          -----------
                                                                  1,189,834              857,109

Investments and advances - Savant Corporation
 (Note 2)                                                           676,867                   --
Capitalized software costs, net of amortization                          --               14,570
Note receivable from officer                                        210,788              150,000
Deferred income taxes                                               157,000              456,000
Other assets                                                        131,770              149,345
                                                                -----------          -----------
Total assets                                                    $10,553,097          $ 8,592,818
                                                                ===========          ===========

                                                                JUNE 28              JUNE 30
                                                                 1996                  1995
                                                              -----------          -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Line of credit (Note 3)                                   $        --          $     5,000
    Notes payable - Savant Corporation                            441,276                   --
    Accounts payable                                            1,260,280              591,617
    Accrued compensation and benefits                           1,943,521            1,552,695
    Current portion of capital lease obligations                       --                5,919
    Income taxes payable                                           88,941                   --
                                                              -----------          -----------
Total current liabilities                                       3,734,018            2,155,231

Deferred rent                                                   1,205,606            1,965,007
                                                              -----------          -----------
                                                                4,939,624            4,120,238

Shareholders' equity (Note 5):
  Common stock, $1 per share par value:
   Authorized shares - 1,000,000
     Issued and outstanding shares - 350,881 in 1996
     and 344,781 in 1995
                                                                  350,881              344,781
   Additional paid-in capital                                     353,083              204,662
   Retained earnings                                            4,909,509            3,923,137
                                                              -----------          -----------
                                                                5,613,473            4,472,580

                                                              -----------          -----------
Total liabilities and shareholders' equity                    $10,553,097          $ 8,592,818
                                                              ===========          ===========


See accompanying notes.

                  Space Applications Corporation and Subsidiary
                      Consolidated Statements of Operations



                                                                          YEAR ENDED
                                                                  JUNE 28            JUNE 30
                                                                   1996               1995
                                                                ------------      ------------
Contract revenue                                                $ 28,635,607      $ 27,251,278

    Costs and expenses:
    Costs of revenue:
       Direct costs                                               15,622,059        14,712,394
       Overhead                                                    8,666,240         8,491,171
                                                                ------------      ------------
                                                                  24,288,299        23,203,565

    General and administrative                                     2,005,204         4,210,347
    Bid and proposal, and research and development (Note 8)
                                                                     614,929           806,008
    Equity in losses of Savant Corporation                            61,166                --
    Interest expense and other income, net                           (20,323)            1,598
                                                                ------------      ------------
                                                                  26,949,275        28,221,518

Income (loss) before income taxes                                  1,686,332          (970,240)
Income tax expense (benefit) (Note 7)                                615,780          (418,257)
                                                                ------------      ------------

Net income (loss)                                               $  1,070,552      $   (551,983)
                                                                ============      ============

Net income (loss) per common share:
               Basic                                            $       3.08      $      (1.44)
                                                                ------------      ------------
               Diluted                                          $       2.56      $      (1.44)
                                                                ------------      ------------


Weighted average common shares used in computing
   per share amounts:
               Basic                                                 347,831           382,131
                                                                ------------      ------------
               Diluted                                               417,481           382,131
                                                                ------------      ------------


See accompanying notes.

                  Space Applications Corporation and Subsidiary
                 Consolidated Statements of Shareholders' Equity



                                                                     Additional
                                                      Common           Paid-In        Retained
                                                      Stock           Capital         Earnings           Total
                                                   -----------      -----------      -----------      -----------
Balance at June 24, 1994                           $   419,481      $   165,931      $ 5,710,919      $ 6,296,331
    Net loss for 1995                                       --               --         (551,983)        (551,983)
    Shares issued under stock option plans              27,175          116,137               --          143,312
    Tax benefit from exercise of stock options              --           82,000               --           82,000
    Purchase and retirement of common stock           (101,875)        (159,406)      (1,235,799)      (1,497,080)
                                                   -----------      -----------      -----------      -----------
Balance at June 30, 1995                               344,781          204,662        3,923,137        4,472,580
    Net income for 1996                                     --               --        1,070,552        1,070,552
    Shares issued                                        5,000           59,850               --           64,850
    Shares issued under stock option plans               9,100           98,151               --          107,251
    Tax benefit from exercise of stock options              --            2,000               --            2,000
    Purchase and retirement of common stock             (8,000)         (11,580)         (84,180)        (103,760)
                                                   -----------      -----------      -----------      -----------
Balance at June 28, 1996                           $   350,881      $   353,083      $ 4,909,509      $ 5,613,473
                                                   ===========      ===========      ===========      ===========



See accompanying notes.

                  Space Applications Corporation and Subsidiary
                      Consolidated Statements of Cash Flows


                                                                                  YEAR ENDED
                                                                           JUNE 28           JUNE 30
                                                                            1996              1995
                                                                         -----------      -----------
OPERATING ACTIVITIES
Net income (loss)                                                        $ 1,070,552      $  (551,983)
Adjustments to reconcile net income (loss) to net cash provided by
  (used in) operating activities:
      Depreciation and amortization                                          356,499          606,775
      Deferred income taxes                                                  360,000         (604,948)
      Deferred rent                                                         (759,401)       1,296,237
      Loss on disposal of equipment                                           36,874               --
      Minority interest in losses of subsidiary                               16,000               --
      Equity in losses of Savant Corporation                                  61,166               --
      Changes in operating assets and liabilities:
            Receivables                                                     (883,559)        (408,211)
            Costs and estimated earnings in excess of billings
              on contracts in progress                                      (222,715)        (176,446)
            Prepaid expenses and other assets                                 80,443         (439,413)
            Accounts payable                                                 668,663           20,833
            Other liabilities                                                481,044         (470,830)
                                                                         -----------      -----------
Net cash provided by (used in) operating activities                        1,265,566         (727,986)

INVESTING ACTIVITIES
Purchase of property and equipment                                          (731,528)        (364,763)
Proceeds from sale of property and equipment                                  20,000               --
Investment and advances - Savant Corporation                                (298,033)              --
                                                                         -----------      -----------
Net cash used in investing activities                                     (1,009,561)        (364,763)

FINANCING ACTIVITIES
Principal payments on bank borrowings and capital lease obligations          (10,919)         (10,711)
Sale of minority interest in subsidiary                                      (16,000)              --
Purchase and retirement of common stock                                     (103,760)      (1,497,080)
Proceeds from sale of common stock                                           174,101          225,312
                                                                         -----------      -----------
Net cash provided by (used in) financing activities                           43,422       (1,282,479)
                                                                         -----------      -----------

Increase (decrease) in cash and cash equivalents                             299,427       (2,375,228)
Cash and cash equivalents at beginning of year                               908,999        3,284,227
                                                                         -----------      -----------
Cash and cash equivalents at end of year                                 $ 1,208,426      $   908,999
                                                                         ===========      ===========


See accompanying notes.

                  Space Applications Corporation and Subsidiary
                   Notes to Consolidated Financial Statements
                                  June 28, 1996


1. SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed by Space Applications Corporation and Subsidiary (the Company), as summarized below, are in conformity with generally accepted accounting principles.

PRINCIPLES OF CONSOLIDATION AND USE OF ESTIMATES

The consolidated financial statements include the accounts of Space Applications Corporation and its subsidiary, Staminet, Inc., which operates in principally one business segment in the information technology industry. Space Applications Corporation develops computer software and provides high technology services primarily on a contractual basis for the United States Government and the aerospace industry. Staminet, Inc. is a computer systems integrator and Internet provider, specializing in local and wide area network design, implementation and services for commercial and government customers. During the year ended June 28, 1996, a minority equity interest in Staminet was purchased by employees of Staminet. The minority interest at June 28, 1996 represents 11% of the outstanding stock of Staminet. The proceeds from the sale of the minority interest of $16,000 were fully offset by the allocable share of the losses of Staminet.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, in particular estimates of anticipated contract costs and revenues utilized in the earnings recognition process, that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

ACCOUNTING PERIOD

The Company operates its accounting cycle on a 52-53 week year. The last Friday in the month of June is the Company's fiscal year end.

CASH EQUIVALENTS

Cash equivalents consist of investments that are readily convertible into cash and generally have maturities of 90 days or less when purchased.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the term of the leases.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZED SOFTWARE COSTS

The Company capitalizes certain software costs incurred subsequent to the determination of a product's technological feasibility and prior to the product's general commercial release. The Company considers technological feasibility for a software product to be the point when the detail program design has been completed.

Capitalized software costs related to internally developed software are amortized using the straight-line method over five years and are included in direct costs. Software costs capitalized as a result of acquisition are amortized using the straight-line method over three years. Revenue is recognized as the software is sold. Accumulated amortization of capitalized software costs was approximately $327,000 and $312,000 for fiscal 1996 and 1995, respectively.


DEFERRED RENT

Deferred rent expense arises from the recognition of rent expense on the straight-line method over the term of the lease. At June 28, 1996 and 1995, deferred rent also includes a loss accrual balance of $800,000 and $1,400,000 respectively, representing the anticipated shortfall of sublease income as compared to future leasing costs of a vacant facility.

INCOME RECOGNITION AND CONTRACTS IN PROGRESS

The Company generally recognizes income on contracts using the percentage of completion method. Accrued income is based on the percentage of estimated total income that costs incurred to date bear to estimated total costs after giving effect to the most recent estimates of cost and estimated contract price at completion. Some contracts contain incentive provisions based upon performance in relation to established targets to which applicable recognition has been given in the contract revenue estimates. Since many contracts extend over a long period of time, revisions in cost and price estimates during the progress of work have the effect of adjusting earnings in the current period applicable to performance in prior periods. When the contract estimate indicates a loss, provision is made for the total anticipated loss. In accordance with these practices, contracts in progress are stated at cost plus estimated profit, but not in excess of realizable value.

EARNINGS PER SHARE

The Company's earnings per share calculations are based upon the weighted average of shares of common stock outstanding. The dilutive effect of stock options are excluded for purposed of calculating basic earnings per share as such shares are deemed to be held by the Company. In addition, in periods where the basic earnings per share is less than $0.00, the Company does not include any effects of the options to acquire Common stock as the inclusion of such securities would be anti-dilutive.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenues on certain contracts obtained on a time and material basis are accounted for as work is performed. Generally, the Company is required to meet certain contractual milestones prior to having the right to bill the customer. Certain customers require retention of a portion of the contract price or fee until final settlement of overhead rates and close-out of the contract. Such retainages are normally collected within one year.

2.  INVESTMENT IN SAVANT CORPORATION

In June 1996, the Company acquired for cash and notes payable, totalling $700,000, a 45% interest in the outstanding common stock of Savant Corporation (Savant), a software development company. This investment is accounted for under the equity method. Notes payable to Savant of $440,000 are payable monthly through September 1996. Accrued interest on the notes payable was approximately $1,000 at June 28, 1996.

The Company also has an administrative services agreement with Savant, whereby the Company will provide Savant with certain administrative and management services. The payment of up to $150,000 of these costs may be deferred by Savant. Any deferred amounts bear interest at an annual rate of 20% from the date of invoice until paid in full. Charges to Savant under the administrative services agreement are based on the Company's cost.

At June 28, 1996 the Company was the guarantor of $50,000 of payments due under Savant's operating leases payable monthly through June 1999.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)


3. LINE OF CREDIT

The Company has a $3,000,000 line of credit with a bank, expiring November 30, 1997. The line has an interest rate at the borrower's option of (a) floating and fluctuating rate of interest determined by the daily London Interbank Offered Rate (expressed as a percentage) for Thirty (30), Sixty (60), and Ninety (90) day Dollar deposits as quoted by the Bank for 11 o'clock a.m. (London Time) adjusted for required reserves and FDIC premiums (the "Libo Rate") plus 1.75% per annum, or (b) Prime. At June 28, 1996, the Company had no line of credit borrowings outstanding.

The Company is required to meet various financial ratios and covenants under the line of credit, the most restrictive of which requires the Company to maintain a minimum tangible net worth.

Interest paid, including interest on capital lease obligations, for fiscal 1996 and 1995 was approximately $13,000 and $2,000, respectively.

4. LEASES

The Company leases office facilities and certain equipment under noncancelable operating leases. As of June 28, 1996, future minimum lease payments under noncancelable operating leases with initial terms of one year or more are as follows:

                                                    Operating
                       FISCAL YEAR ENDING             Leases
                  -----------------------------     ---------
                  1997                             $1,893,103
                  1998                              1,603,413
                  1999                                 66,051
                  2000                                 11,016
                                                   ----------
                  Total minimum lease payments     $3,573,583
                                                   ==========


Rental expense for fiscal 1996 and 1995 was approximately $1,843,000 and $1,887,000, respectively. Future minimum sublease income from noncancelable operating subleases, which extend to 1998, is approximately $159,000. At June 28, 1996 this income is scheduled to be received as follows: $81,000 in 1997 and $78,000 in 1998. In July 1996 the Company entered into a noncancelable facility lease with future minimum lease payments of approximately $598,000 payable monthly through July 2001.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)

5. STOCK OPTIONS AND SHAREHOLDERS' EQUITY

The Company has a qualified incentive stock option plan (ISOP) and a non-qualified stock option plan (NQSOP). The ISOP plan provides that options be granted to certain officers and key employees at prices equal to estimated fair value at the date of grant. The NQSOP plan options in fiscal 1996 were granted at prices equal to the book value per share at June 30, 1995. Options granted are for ten years and become exercisable at varying times. The Company has reserved 200,000 shares under the plans.

Share information with respect to the options is as follows:


                                                 ISOP               NQSOP
                                              ----------         ----------
    Outstanding at June 25, 1994:                 30,800             86,500
        Exercised                                 (3,300)           (23,875)
        Canceled                                 (19,000)           (21,000)

    Outstanding at June 30, 1995:                  8,500             41,625
        Granted                                       --            142,000
        Exercised                                 (2,000)            (7,100)
        Canceled                                  (2,000)           (41,725)
                                              ----------         ----------

    Outstanding at June 28, 1996                   4,500            134,800
                                              ==========         ==========
    Exercisable at June 28, 1996                   4,500             31,800
                                              ==========         ==========

    Option price range                      $(12.08-16.60)       $(8.09-12.97)


The following table sets forth the computation of basic and dilutive earnings per share:


                                                                    Year Ended
                                                           June 28              June 30
                                                            1996                 1995
                                                          ----------          ----------
    Numerator:
         Net (loss) income (no reconciling
         items for basic or diluted earnings
         per share calculations)                          $1,070,552          $ (551,983)
                                                          ==========          ==========

    Denominator:
         Denominator for weighted average
         basic earnings per share                            347,831             382,131
    Effect of dilutive securities:
         Employee stock options                               69,650                  --

    Denominator for diluted earnings per share
    adjusted weighted average shares and assumed
    conversions                                              417,481             382,131
                                                          ----------          ----------

    Basic earnings per share                              $     3.08          $    (1.44)
                                                          ==========          ==========
    Diluted earnings per share                            $     2.56          $    (1.44)
                                                          ==========          ==========

6.  401(k) AND PROFIT SHARING PLAN

The Company has a discretionary profit sharing plan under which it contributes up to a maximum of 15% of the salaries paid to eligible employees. In addition, the plan also has a 401(k) feature under which employees may contribute up to 12% of their salary with the Company matching 50% of employee contributions (up to a maximum of 3% of each eligible employee's salary). Total expense under the plan for fiscal 1996 and 1995 was approximately $667,000 and $444,000, respectively.

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)


7. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. No valuation allowance was deemed necessary as a result of management's evaluation of the likelihood that all of the deferred tax assets will be realized.

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         JUNE 28            JUNE 30
                                                           1996              1995
                                                         --------          --------
Deferred tax assets:
      Accrued expenses not currently deductible
           for tax purposes                              $424,354          $746,479
      Project reserves                                    207,053           187,670
      Other                                                11,980             9,918
                                                         --------          --------
Total deferred tax assets                                 643,387           944,067

Deferred tax liabilities:
      Prepaid expenses                                     44,387            40,205
      Other                                               155,000            99,862
                                                         --------          --------
Total deferred tax liabilities                            199,387           140,067
                                                         --------          --------
Net deferred tax assets                                  $444,000          $804,000
                                                         ========          ========

                  Space Applications Corporation and Subsidiary
             Notes to Consolidated Financial Statements (continued)

7. INCOME TAXES (CONTINUED)

Significant components of the provision (benefit) for income taxes are as follows:

                                          YEAR ENDED
                                 JUNE 28              JUNE 30
                                   1996                1995
                                ---------           ---------
        Current:
            Federal             $ 212,128           $ 152,000
            State                  43,652              34,691
                                ---------           ---------
        Total current             255,780             186,691

        Deferred:
            Federal               286,000            (527,948)
            State                  74,000             (77,000)
                                ---------           ---------
        Total deferred            360,000            (604,948)
                                ---------           ---------
                                $ 615,780           $(418,257)
                                =========           =========

The Company made income tax payments of approximately $254,000 and $428,000 during fiscal 1996 and 1995, respectively.

Income tax expense for each of the two years ending June 28, 1996 and June 30, 1995 varies from the amount which would have been computed using statutory rates as follows:


                                                  June 28, 1996       June 30, 1995
                                                  -------------       -------------
Tax computed at the Federal statutory rate          $ 573,000           $(330,000)

State income taxes, net of Federal income
   tax benefit or charge                               84,000             (49,000)

Permanent differences and other                       (41,220)            (39,257)
                                                    ---------           ---------

Income tax (benefit)/expense                        $ 615,780           $(418,257)
                                                    =========           =========



8. RESEARCH AND DEVELOPMENT

The Company incurred research and development costs of approximately $57,000 and $82,000 for fiscal 1996 and 1995, respectively.

9. RELATED PARTY TRANSACTIONS

The Company has a note receivable dated January 15, 1996 from an officer in the amount of $200,000 with accrued interest of approximately $11,000 at June 28, 1996. The note bears interest at the prime rate and principal and accrued interest is payable on or before January 15, 2001.

                  Space Applications Corporation and Subsidiary
                      Unaudited Consolidated Balance Sheet



(DOLLARS IN THOUSANDS)


                                                                      ==============
                                                                      MARCH 31, 1998
                                                                      ==============
                           ASSETS
Current Assets:
    Cash                                                                 $   300
    Accounts receivable                                                    4,963
    Costs and estimated earnings in excess of billings on                  1,955
              contracts in progress, net allowance
    Inventory                                                                 75
    Prepaid expenses and other current assets                                477
                                                                         -------
           Total current assets                                            7,770
Property and equipment, net                                                1,106
Other assets                                                               2,177
Notes receivable, officers                                                   244
                                                                         -------
           Total assets                                                  $11,297
                                                                         =======

Current Liabilities:
    Trade accounts payable                                               $ 1,635
    Current portion of long-term debt                                      1,683
    Accrued salaries, wages, and payroll taxes                             1,478
    Accrued bonuses                                                          176
    Other liabilities                                                        206
                                                                         -------
           Total current liabilities                                       5,178
Deferred rents                                                               188
Other deferreds                                                              472
Long-term debt, excluding current portion                                    417
                                                                         -------
           Total liabilities                                               6,255
Shareholders' equity:
    Common stock, no par value                                               337
    Additional paid in capital                                               590
    Retained earnings                                                      4,115
                                                                         -------
           Total shareholders' equity                                      5,042
                                                                         -------
           Total liabilities and shareholders' equity                    $11,297
                                                                         =======


See accompanying notes to unaudited consolidated financial statements

                  Space Applications Corporation and Subsidiary
                 Unaudited Consolidated Statements of Operations




(DOLLARS IN THOUSANDS)

                                                   ==================================
                                                           NINE MONTHS ENDED
                                                   MARCH  31, 1998    MARCH  31, 1997
                                                   ===============    ===============
Net revenues                                          $ 22,912           $ 19,417
Cost of revenues                                        16,181             13,581
                                                      --------           --------
        Gross profit                                     6,731              5,836

Selling, general and administrative expenses             6,614              5,892
                                                      --------           --------
        Operating income (loss)                            117                (56)

Other (income) expense:
    Interest expense                                       174                 40
    Other (income) expense, net                            (13)               187
                                                      --------           --------
        Loss before income taxes                           (44)              (283)
Income tax expense (benefit)                               (17)              (113)
                                                      --------           --------
        Net loss                                      $    (27)          $   (170)
                                                      ========           ========





See accompanying notes to unaudited consolidated financial statements.

                  Space Applications Corporation and Subsidiary
                 Unaudited Consolidated Statements of Cash Flows



(DOLLARS IN THOUSANDS)

                                                                                      ===========================
                                                                                          NINE MONTHS ENDED
                                                                                      MARCH  31,       MARCH  31,
                                                                                        1998               1997
                                                                                      ==========       ==========
Cash flows from operating activities:
    Net Earnings                                                                           (27)             (170)

    Adjustments to reconcile net earnings to net cash
    provided by operating activities:
               Provision for costs and estimated earnings in excess of                      11                15
                    current billings
               Depreciation and amortization                                               609               335
               Gain on sale of fixed assets
Changes in assets and  liabilities:
               Trade accounts receivable                                                (1,632)             (296)
               Cost and estimated earnings in excess of current billings                   873               (19)
               Prepaid expenses and other current assets                                   160              (195)
               Deferred rent                                                              (410)             (479)
               Accounts payable and other current liabilities                              513            (1,252)
                                                                                       -------           -------
                  Net cash provided by operating activities                                 97            (2,061)
                                                                                       -------           -------
Cash flows from investing activities:
    Net purchases of property and equipment                                               (262)             (383)
    Net change in notes receivable from related party                                       (9)                7
    Net change in other noncurrent assets                                                  234               124
                                                                                       -------           -------
                  Net cash provided by investing activities                                (37)             (252)
                                                                                       -------           -------

Cash flows from financing activities:
    Borrowings on line of credit                                                           250             1,700
    Repayment of term note                                                                (250)               --
    Net change in other liabilities                                                        (23)             (441)
    Net proceeds from issuance of common stock                                              75               226
    Exercise of stock options                                                               --                70
    Purchase & retirement of common stock                                                 (167)             (350)
                                                                                       -------           -------
                  Net cash provided by (used in) financing activities                     (115)            1,205
                                                                                       -------           -------
                  Net increase (decrease) in cash                                          (55)           (1,108)
                                                                                       -------           -------

Cash and cash equivalents at beginning of period                                           355             1,208

Cash and cash equivalents at end of period                                             $   300           $   100
                                                                                       =======           =======


See accompanying notes to unaudited consolidated financial statements

                  Space Applications Corporation and Subsidiary
                 Consolidated Statements of Shareholders' Equity


(DOLLARS IN THOUSANDS)


                                                                           ADDITIONAL
                                                           COMMON           PAID-IN           RETAINED
                                                            STOCK            CAPITAL          EARNINGS            TOTAL
                                                           -------           -------           -------           -------
Balance at June 30, 1996                                   $   351           $   353           $ 4,910           $ 5,614
    Net loss for nine months ended March 31, 1997               --                --              (170)             (170)
    Shares issued                                               14               212                --               226
    Shares issued under stock option plans                       5                65                --                70
    Purchase and retirement of common stock                    (27)              (92)             (231)             (350)
                                                           -------           -------           -------           -------
Balance at March 31, 1997                                  $   343           $   538           $ 4,509           $ 5,390
                                                           =======           =======           =======           =======


                                                                           ADDITIONAL
                                                           COMMON           PAID-IN           RETAINED
                                                            STOCK            CAPITAL          EARNINGS            TOTAL
                                                           -------           -------           -------           -------
Balance at June 30, 1997                                   $   343           $   534           $ 4,284           $ 5,161
    Net loss for nine months ended March 31, 1998               --                --               (27)              (27)
    Shares issued                                                4                71                --                75
    Purchase and retirement of common stock                    (10)              (15)             (142)             (167)
                                                           -------           -------           -------           -------
Balance at March 31, 1998                                  $   337           $   590           $ 4,115           $ 5,042
                                                           =======           =======           =======           =======





See accompanying notes to unaudited consolidated financial statements

                         Space Applications Corporation

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE NINE MONTHS ENDED MARCH 31, 1998 AND 1997

1.      BASIS OF PRESENTATION

        The accompanying unaudited consolidated financial statements of Space Applications Corporation (SAC) and subsidiaries have been prepared in accordance with generally accepted accounting principles ("GAAP") for the interim financial reporting. Accordingly, they do not include all of the information and footnote disclosures necessary for complete financial statements in conformity with GAAP. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in this current report.

        In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments considered necessary for a fair presentation of the financial condition as of March 31, 1998, the results of operations for the nine months ended March 31, 1998 and 1997, the statement of cash flows for the nine months ended March 31, 1998 and 1997 and the statements of shareholders' equity for the nine months ended March 31, 1998 and 1997. Certain reclassifications to prior period financial statements have been made in order to conform to the current period presentation.

2.      SUBSEQUENT EVENTS

        On May 18, 1998, SAC completed a purchase agreement with Steven Myers & Associates,Inc.(SM&A) whereby all shares of the common stock of SAC were exchanged for $14.7 million in common shares of SM&A stock.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following Pro Forma Combined Balance Sheet presents the unaudited pro forma financial condition of SM&A as if the Merger occurred as of March 31, 1998. The following Pro Forma Combined Statements of Operations for the three months ended March 31, 1998 present unaudited pro forma operating results for SM&A as if the Merger had occurred as of January 1, 1998. The following Pro Forma Combined Statements of Operations for the twelve months ended December 31, 1997 present unaudited pro forma operating results for SM&A as if the Merger had occurred as of January 1, 1997.

        The Unaudited Pro Forma Combined Balance Sheet and Statements of Earnings were prepared assuming the consummation of the Merger, which is accounted for under the purchase method of accounting. The unaudited pro forma adjustments are described in the accompanying notes. The unaudited pro forma adjustments represent SM&A's preliminary determination of the necessary adjustments and are based upon certain assumptions SM&A considers reasonable under the circumstances. Final amounts may differ from those set forth below.

        The unaudited pro forma financial information presented does not consider any future events. The unaudited pro forma financial information presented does not attempt to quantify any operating expense synergies or cost reductions of the combined operations of SM&A and SAC that may be realized after the Merger, nor does the unaudited pro forma financial information consider the incremental expense, capital or conversion costs which may be incurred as a result of the Merger.

        The purchase price in excess of the estimated fair market values of acquired assets has been allocated to goodwill. The allocated amounts may change when the fair value of the acquired assets and liabilities is further evaluated.

        The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of SM&A following the Merger.

        The unaudited pro forma combined financial information should be read in conjunction with the financial statements of SM&A and the financial statements of SAC and the related notes thereto contained in (i) SM&A's Form S-1, and (ii) SAC's audited financial statements for the fiscal years ended June 30, 1995, June 28, 1996 and June 27, 1997, included herein in this current report.

                         Steven Myers & Associates, Inc.
                   Unaudited Pro Forma Combined Balance Sheet
                                 March 31, 1998


(DOLLARS IN THOUSANDS)

                                                                     HISTORICAL                       PRO FORMA
                                                               ---------------------     ----------------------------------
                                                                 SM&A         SAC          ADJS.       NOTES       COMBINED
                                                               --------     --------     --------     --------     --------
                                     ASSETS
Current Assets:
    Cash                                                       $ 17,516     $    300     $     --                  $ 17,816
    Accounts receivable, net allowance for                        5,917        4,963           --                    10,880
          doubtful accounts
    Costs and estimated earnings in excess of billings               --        1,955           --                     1,955
          on contracts in progress
    Inventory                                                        --           75           --                        75
    Advances to employees                                            --           73           --                        73
    Prepaid expenses and other current assets                       342          404           --                       746
                                                               --------     --------     --------                  --------
           Total current assets                                  23,775        7,770           --                    31,545
Property and equipment, net                                         345        1,106           --                     1,451
Other assets                                                         55        2,177           --                     2,232
Notes receivable, officers                                           --          244           --                       244
Costs in excess of net assets of business acquired, net              --           --       12,315        a (i)       12,315
                                                               --------     --------     --------                  --------
           Total assets                                        $ 24,175     $ 11,297     $ 12,315                  $ 47,787
                                                               ========     ========     ========                  ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Trade accounts payable                                     $     97     $  1,635     $     --                     1,732
    Current portion of long-term debt                                11        1,683           --                     1,694
    Accrued salaries, wages, and payroll taxes                    3,972        1,478           --                     5,450
    Accrued bonuses                                                 811          176           --                       987
    Income taxes payable                                          1,042           --           --                     1,042
    Other liabilities                                               209          205           --                       414
                                                               --------     --------     --------                  --------
           Total current liabilities                              6,142        5,177           --                    11,319
Deferred rents                                                       --          188           --                       188
Deferred revenue                                                     --           (8)          --                        (8)
Deferred tax liability                                              161           --           --                       161
Other deferreds                                                      --          480           --                       480
Long-term debt, excluding current portion                             8          418           --                       426
                                                               --------     --------     --------                  --------
           Total liabilities                                      6,311        6,255           --                    12,566
Shareholders' equity:
    Common stock, no par value                                      150          337         (329)      a (ii)          158
    Additional paid in capital                                   22,645          590       16,759     a (ii&iii)     39,994
    Retained earnings (accumulated deficit)                      (4,931)       4,115       (4,115)      a (ii)       (4,931)
                                                               --------     --------     --------                  --------
           Total shareholders' equity                            17,864        5,042       12,315                    35,221
                                                               --------     --------     --------                  --------
           Total liabilities and shareholders' equity          $ 24,175     $ 11,297     $ 12,315                  $ 47,787
                                                               ========     ========     ========                  ========


See accompanying notes to unaudited pro forma combined financial data

                         Steven Myers & Associates, Inc.
              Unaudited Pro Forma Combined Statement of Operations
                        Three Months Ended March 31, 1998





( DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA )


                                                  HISTORICAL                             PROFORMA
                                     ---------------------------------      --------------------------------
                                       SM&A          SAC      COMBINED        ADJS.       NOTES     COMBINED
                                     --------     --------    --------      --------     --------   --------
Net revenues                         $ 10,659     $  8,442    $ 19,101      $    --                 $  19,101
Cost of revenues                        5,988        5,837      11,825           --                    11,825
                                     --------     --------    --------      --------                ---------
    Gross profit                        4,671        2,605       7,276           --                     7,276
Selling, general and
administrative expenses                 1,746        2,312       4,058          103        b (i)        4,161
                                     --------     --------    --------      --------                ---------
    Operating income                    2,925          293       3,218         (103)                    3,115

Other (income) expense:
    Interest expense                       70           62         132           --                       132
    Other (income) expense, net          (139)          35        (104)          --                      (104)
                                     --------     --------    --------      --------                ---------
       Earnings (loss) before           2,994          196       3,190         (103)                    3,087
       Income taxes
       Income tax expense               1,245           76       1,321           --                     1,321
                                     --------     --------    --------      --------                ---------
       Net earnings (loss)           $  1,749     $    120    $  1,869     $   (103)                $   1,766
                                     ========     ========    ========      ========                =========


Earnings per common share:
               Basic                 $    .12                                                       $     .12
                                     --------                                                       ---------
               Diluted               $    .12                                                       $     .12
                                     --------                                                       ---------
Weighted average common shares
 used in computing share amounts:
               Basic                   14,347                                                          15,166
                                     --------                                                       ---------
               Diluted                 14,431                                                          15,356
                                     --------                                                       ---------


See accompanying notes to unaudited pro forma combined financial data

                         Steven Myers & Associates, Inc.
              Unaudited Pro Forma Combined Statement of Operations
                      Twelve Months Ended December 31, 1997


(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                          SM&A                   SM&A
                                          PRO                     PRO                                SAC
                               SM&A      FORMA                   FORMA       SAC                   PRO FORMA
                            HISTORICAL    ADJ.       NOTES     BALANCES   HISTORICAL  COMBINED       ADJ.      NOTES    COMBINED
                             --------   --------    --------   --------    --------   --------    --------   --------   --------
Net revenues                 $ 36,962                          $ 36,962    $ 26,816   $ 63,778                          $ 63,778

Cost of revenues               20,529         --                 20,529      18,556     39,085         --                 39,085
                             --------   --------               --------    --------   --------    --------              --------
        Gross profit           16,433                            16,433       8,260     24,693                            24,693
Selling, general and
administrative expenses                                                                                           c(i)
                                6,927      1,007       c(ii)      7,934       7,786     15,720         411                16,131
                             --------   --------               --------    --------   --------    --------              --------
        Operating income        9,506     (1,007)                 8,499        474       8,973       (411)                 8,562
Other (income) expense:
    Interest expense              505                               505         210        715                               715
    Other (income)
        expense, net               37         --                     37         266        303          --                   303
                             --------   --------               --------    --------   --------    --------              --------
        Earnings (loss)
        before                  8,964     (1,007)                 7,957          (2)     7,955        (411)                7,544
        income taxes
Income tax expense                147      3,036      c(iii)      3,183         259      3,442          --                 3,442
                             --------   --------               --------    --------   --------    --------              --------
        Net earnings (loss)  $  8,817   $ (4,043)              $  4,774   $   (261)   $  4,513    $   (411)             $  4,102
                             ========   ========               ========    ========   ========    ========              ========


Earnings per common share:
               Basic                                           $    .37                                                 $    .30
                                                               --------                                                 --------
               Diluted                                         $    .37                                                 $    .30
                                                               --------                                                 --------
Weighted average common
shares used in computing share amounts:
               Basic                                             12,900                                                   13,720
                                                               --------                                                 --------
               Diluted                                           12,900                                                   13,826
                                                               --------                                                 --------



See accompanying notes to unaudited pro forma combined financial data

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                 March 31, 1998


a. The unaudited pro forma combined balance sheet for the Company as of March 31, 1998 has been prepared to reflect the acquisition of the net assets of Space Applications Corporation (SAC) under the purchase method of accounting. The purchase price of $14.7 million has been allocated to the net assets purchased based upon the estimated fair values as of March 31, 1998.

        The allocation of the aggregate purchase cost below is preliminary. The final allocation will be based on management's final assessments and appraisals of net assets. The excess of purchase cost over the estimated fair market value of the net assets acquired will ultimately be allocated to goodwill. The difference between the final allocation of the purchase cost and the resulting effect on goodwill and the pro forma amounts included herein is not believed to be significant. The preliminary adjustments are summarized in the table below:



        Purchase price                             $ 14,700,000
        Fair value of SM&A options granted (iii)      2,657,174
                                                   ------------
        Total consideration costs                    17,357,174

        Less: estimated fair value of
                  the net assets acquired            (5,041,886)
                                                   ------------

        Net goodwill (i)                           $ 12,315,288
                                                   ============

        -------------

        (i) Represents the net goodwill based on the net of total consideration costs and preliminary appraisals of SAC assets and liabilities at March 31, 1998. This amount is subject to adjustment based on final appraisals.

        (ii) To eliminate the equity of SAC as of March 31, 1998 and to record the issuance of 819,743 SM&A shares of common stock at a value of $17.93 per share.

        (iii) To record the the fair value of SM&A stock options exchanged for outstanding SAC stock options.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                        Three Months Ended March 31, 1998

b. The unaudited pro forma combined statement of operations for the three months ended March 31, 1998 combines the results of Steven Myers & Associates, Inc. and the results of Space Applications Corporation for the three months ended March 31, 1998.

        Net income per share has been computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Net income per share information is calculated under Statement of Financial Accounting Standard No. 128, "Earnings per Share."

        Pursuant to Statement of Financial Accounting Standards No. 128, basic and diluted earnings per share have been included. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Shares issued during the period and shares repurchased during the period shall be weighted for the portion of the period that they are outstanding. For the combined pro forma basic earnings per share figures, it is assumed that 12.9 million shares of SM&A common stock were outstanding since January 1, 1998 along with the 819,743 shares issued to SAC in the acquisition. The 2.1 million SM&A shares issued in the initial public offering are weighted from January 28, 1998. Diluted earnings per share is consistent with that of basic earnings per share while giving effect to all dilutive potential common shares that were outstanding during the period. The dilutive effect of outstanding options issued by the Company has been reflected in diluted EPS by application of the treasury stock method. The Company's combined pro forma diluted earnings per share is calculated by arriving at basic earnings per share and factoring in the dilutive effect of approximately 176,000 SM&A options granted SAC employees in the acquisition as if they had been outstanding since January 1, 1998 and weighing in the effect of 790,000 SM&A options granted SM&A employees upon consummation of the IPO as of January 28, 1998.


        The unaudited pro forma combined statement of operations give effect to the following adjustment:

(i) To record three months of amortization expense of $103,000 on the $12.3 million of goodwill with an estimated useful life of 30 years.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                      Twelve Months Ended December 31, 1997

c. The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 1997 combines the pro forma results of Steven Myers & Associates, Inc. and the results of Space Applications Corporation for the twelve-month period ended December 31, 1997.

        The pro forma adjustments to the historical SM&A financial statements include additional salaries for the two principal executive officers who are to be paid a maximum $2.7 million in salaries and bonuses under the 1998 Executive Compensation Program. The maximum amount is in excess of historical figures included in selling, general, and administrative expenses for 1997. Federal and state income taxes were also adjusted to reflect a 40% C corporation tax rate rather than the historically used S corporation tax rate.

        Pro forma share and per share amounts reflect a conversion of all outstanding shares of Series A and Series B common stock of the Company into an aggregate of 12.9 million shares of common stock which were issued and outstanding on the consummation of the initial public offering January 28, 1998.

        Net income per share has been computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Net income per share information is calculated under Statement of Financial Accounting Standard No. 128, "Earnings per Share."

        Pursuant to Statement of Financial Accounting Standards No. 128, basic and diluted earnings per share have been included. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Shares issued during the period and shares repurchased during the period shall be weighted for the portion of the period that they are outstanding. For the combined pro forma basic earnings per share figures, it is assumed that 12.9 million shares of SM&A common stock were outstanding since January 1, 1997 along with the 819,743 shares issued to SAC in the acquisition. Diluted earnings per share is consistent with that of basic earnings per share while giving effect to all dilutive potential common shares that were outstanding during the period. The dilutive effect of outstanding options issued by the Company has been reflected in pro forma diluted EPS by application of the treasury stock method. The Company's combined pro forma diluted earnings per share is calculated by arriving at basic earnings per share and factoring in the dilutive effect of approximately 176,000 SM&A options granted SAC employees in the acquisition as if they had been outstanding since January 1, 1997.


        The unaudited pro forma combined statement of operations give effect to the following adjustments:

(i) To record twelve months of amortization expense of $411,000 on the $12.3 million of goodwill with an estimated life of 30 years.

(ii) To record additional compensation to the two principal executive officers, which combined with 1997 wages in the aggregate, total the maximum salaries and bonuses payable of $2.7 million under the 1998 Executive Compensation Program.

(iii) To adjust the provision for income taxes to reflect Federal and state income taxes as if the Company had been taxed as a C corporation rather than an S corporation. The adjustment reflects a 40% combined federal and state tax rate on the combined pro forma result of operations.